Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

GREENLAND ENERGY COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid
Equity	Common Stock, par value $0.0001 per share (Public Offering)(1)	457(o)	8,101,852	$8.64		$70,000,001.28	0.00013810	$9,667.00
Equity	Common Stock, par value $0.0001 per share (Resale Shares)(2)	457(c)	13,446,822	$7.15	(3)	$96,144,777.30	0.00013810	$13,277.59
Equity	Warrants(4)	457(g)	-	-		-	-	-
Equity	Common Stock, par value $0.0001 per share (Shares Underlying Warrants)(5)	457(g)	750,000	$15.00	(6)	$11,250,000.00	0.00013810	$1,553.63
Fees previously paid
		Total Offering Amount				$177,394,778.58		$24,498.22
		Total Fees Previously Paid						$0.00
		Total Fee Offsets						-
		Net Fee Due						$24,498.22

(1)	Represents shares of common stock to be offered in the public offering through ThinkEquity LLC, as underwriter, at a public offering price of $8.64 per share. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), of Greenland Energy Company (the “Company”) that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares of common stock that may be offered for resale by the selling stockholders described in the Resale Prospectus and are comprised of: (i) 1,558,750 shares of common stock held by Pelican Sponsor LLC, (ii) 566,250 shares of common stock held by FG Merchant Partners, LP, (iii) 425,000 shares of common stock held by Hassan R. Baqar, (iv) 425,000 shares of common stock held by Larry G. Swets, Jr., (v) 7,386,889 shares of common stock held by Robert B. Price, (vi) 14,774 shares of common stock held by Melanie Furlan, (vii) 1,846,723 shares of common stock held by Roderick McIllree, (viii) 50,000 shares of common stock held by Hassan Sajjad Baqar, (ix) 1,163,436 shares of common stock held by Equity Growth Partners LLC, and (x) 10,000 shares of common stock held by Rubenstein Public Relations, Inc.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock as reported on The Nasdaq Global Market on April 7, 2026.
(4)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.
(5)	Represents 750,000 shares of common stock issuable upon exercise of the warrants with an exercise price of $15.00 per share (the “$15 Strike Warrants”) held by Hassan Raza Baqar and Larry G. Swets, Jr., who are officers, directors, or affiliates of the Company.
(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the warrants.